EXECUTION COPY

EMPLOYMENT AGREEMENT

AGREEMENT, made and entered into as of December 22, 2004 (the "Effective Date") by and between THE WARNACO GROUP, INC., a Delaware corporation (together with its successors and assigns, the "Company"), and JOSEPH R. GROMEK (the "Executive").

W  I  T  N  E  S  S  E  T  H  :

WHEREAS, the Company desires to continue to employ the Executive and to enter into an agreement embodying the terms of such continued employment and the Executive desires to enter into this Agreement and to accept such continued employment, subject to the terms and provisions of this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a "Party" and together the "Parties") agree as follows:

1.	Definitions.

(a)    "Affiliate" of a specified person or entity shall mean a person or entity that directly or indirectly controls, is controlled by, or is under common control with, the person or entity specified.

(b)    "Annual Bonus" shall have the meaning ascribed to such term in Section 5 below.

(c)    "Base Salary" shall mean the annualized salary provided for in Section 4 below.

(d)    "Board" shall mean the Board of Directors of the Company.

(e)    "Bonus Plan" shall have the meaning ascribed to such term in Section 5 below.

(f)    "Cause" shall mean:

(i)    willful misconduct by the Executive which causes material harm to the Company's interests;

(ii)    willful and material breach of duty by the Executive in the course of his employment, which, if curable, is not cured within 10 days after Executive's receipt of written notice from the Company;

(iii)    willful failure by the Executive, after having been given written notice from the Company, to perform his duties other than a failure resulting from Executive's incapacity due to physical or mental illness; or

(iv)    indictment of the Executive for a felony, a crime involving moral turpitude or any other crime involving the business of the Company which, in the case of such crime involving the business of the Company, is injurious to the business of the Company.

For purposes of this Cause definition, no act or failure to act, on the part of the Executive, shall be considered willful unless it is done, or omitted to be done, by him in bad faith and without reasonable belief that his action was in the best interests of the Company. The determination to terminate the Executive's employment for Cause shall be made by the Board and prior to such determination the Executive shall have the right to appear before the Board or a committee designated by the Board.

(g)    "Change in Control" shall mean any of the following:

(i)    any "person" (as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934) or group of persons acting jointly or in concert, but excluding a person who owns more than 5% of the outstanding shares of the Company as of the date of this Agreement, becomes a "beneficial owner" (as such term is used in Rule 13d-3 promulgated under that Act), of 50% or more of the Voting Stock of the Company;

(ii)    all or substantially all of the assets of the Company are disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of the Company, all of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company); or

(iii)    approval by the shareholders of the Company of a complete liquidation or dissolution of all or substantially all of the assets of the Company.

For purposes of this Change in Control definition, "Voting Stock" shall mean the capital stock of any class or classes having general voting power, in the absence of specified contingencies, to elect the directors of the Company.

(h)    "Date of Termination" shall mean:

(i)    if the Executive's employment is terminated by the Company, the date specified in the notice by the Company to the Executive that his employment is so terminated;

(ii)    if the Executive voluntarily resigns his employment, 90 days after receipt by the Company of written notice that the Executive is terminating his employment (provided, that the Company may accelerate the Date of Termination to an earlier date by providing the Executive with written notice of such action (which notice shall not affect the status of such termination as a voluntary resignation by the Executive), or, alternatively, the Company may place the Executive on paid leave (covering only Base Salary) during such period);

(iii)    if the Executive's employment is terminated by reason of death, the date of death;

(iv)    if the Executive's employment is terminated for Disability, 30 days after written notice is given as specified in Section 1(i) below; or

(v)    if the Executive resigns his employment for Good Reason, 30 days after receipt by the Company of timely written notice from the Executive in accordance with Section 1(j) below unless the Company cures the event or events giving rise to Good Reason within 30 days after receipt of such written notice.

(i)    "Disability" shall mean the Executive's inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities for a period of 180 consecutive days as determined by a medical doctor selected by the Company and reasonably acceptable to the Executive. In no event shall any termination of the Executive's employment for Disability occur until the Party terminating his employment gives written notice to the other Party in accordance with Section 25 below.

(j)    "Good Reason" shall mean the occurrence of any of the following without the Executive's prior written consent:

(i)    a material diminution in the Executive's authority, duties or responsibilities as Chief Executive Officer of the Company or the assignment to the Executive of any duties materially inconsistent with such position;

(ii)    a reduction in (A) Base Salary or (B) Target Bonus opportunity (as a percentage of Base Salary) or the failure of the Company to grant (C) the annual equity award in accordance with Section 6(a) below or (D) the Supplemental Award as set forth in Section 6(b) below unless, in the case of (C), the Company provides a similar target opportunity pursuant to a successor plan or otherwise, and in the case of (D), the Company awards to the Executive an annual award or awards of equivalent value (and vesting provisions) to the award in respect of which there was failure to make a grant, whether pursuant to a successor plan or otherwise;

(iii)    a change in reporting structure so that the Executive reports to someone other than the Board, or the Chairman of the Board as the Board's designee;

(iv)    the failure by the Company to nominate or renominate the Executive as a member of the Board, or the removal by the Company of the Executive as President and Chief Executive Officer of the Company or the removal of the Executive from the Board (other than due to a failure of shareholders of the Company to elect him);

(v)    requiring the Executive to be principally based at any office or location more than 50 miles from mid-town Manhattan; or

(vi)    the failure of a successor to all or substantially all of the assets of the Company to assume the Company's obligations under this Agreement either as a matter of law or in writing within 15 days after a merger, consolidation, sale or similar transaction.

Anything herein to the contrary notwithstanding, the Executive shall not be entitled to resign for Good Reason (i) if the occurrence of the event otherwise constituting Good Reason is the result of death, Disability, a termination by the Company for which proper notification has been given (and, if for Cause, opportunity to cure, if applicable) or a voluntary resignation by the Executive other than for Good Reason and (ii) unless the Executive gives the Company written notice of the event constituting "Good Reason" within 90 days of the occurrence of such event and the Company fails to cure such event within 30 days after receipt of such notice.

(k)    "Pro-rata Annual Bonus" shall mean the Annual Bonus the Executive would have received had his employment continued through the end of the fiscal year in which his termination of employment occurs multiplied by a fraction, the numerator of which is the number of days during such fiscal year that the Executive is employed by the Company and the denominator of which is 365.

(l)    "Pro-rata Supplemental Award" shall mean an amount equal to 30% of the total cash compensation used to determine the amount of the Supplemental Award granted immediately prior to the Date of Termination multiplied by a fraction, the numerator of which is the number of days that the Executive is employed by the Company during the year in which the Date of Termination occurs and the denominator of which is 365.

(m)    "Stock Incentive Plan" shall have the meaning ascribed to such term in Section 6(a) below.

(n)    "Supplemental Award" shall have the meaning ascribed to such term in Section 6(b).

(o)    "Target Bonus" shall have the meaning ascribed to such term in Section 5 below.

(p)    "Term" shall have the meaning ascribed to such term in Section 2 below.

2.	Term of Employment.

The term of the Executive's employment hereunder shall begin on the Effective Date and end at the close of business on March 1, 2008; provided, however, that the Term shall thereafter be automatically extended for additional one-year periods, unless either the Company or the Executive gives the other written notice at least 180 days prior to the then-scheduled expiration of the Term that such Party is electing not to so extend the Term (the initial term plus any extension thereof in accordance herewith being referred to herein as the "Term"). Notwithstanding the foregoing, the Term shall end on the date on which the Executive's employment is terminated by either Party in accordance with the provisions herein.

3.	Position; Duties and Responsibilities.

During the Term, the Executive shall be employed as the President and Chief Executive Officer of the Company and shall be responsible for the general management of the affairs of the Company and shall perform such other duties and responsibilities as determined by the Board. It is also the intention of the Parties that the Executive shall continue to be nominated as a member of the Board. The Executive, in carrying out his duties under this Agreement, shall report to the Board or the Chairman of the Board as the Board's designee. The Executive shall devote substantially all of his business time and attention to the satisfactory performance of his duties. Anything herein to the contrary notwithstanding, nothing shall preclude the Executive from (i) subject to the reasonable approval of the Board, serving on the boards of directors of trade associations and/or charitable organizations or other business corporations (provided such service is not prohibited under Section 11(a) below), (ii) engaging in charitable activities and community affairs and (iii) managing his personal investments and affairs, provided that the activities described in the preceding clauses (i) through (iii) do not materially interfere with the proper performance of his duties and responsibilities hereunder.

4.	Base Salary.

During the Term, the Executive shall be paid an annualized Base Salary of $900,000, increasing to $950,000 on March 1, 2005, payable in accordance with the regular payroll practices of the Company, subject to annual review by the Board (or its designee, including the Compensation Committee of the Board) in its (or its designee's) sole discretion. During the Term the Base Salary may not be decreased without the Executive's prior written consent. The Executive shall not be entitled to any compensation for service as a member of the Board or for service as an officer or member of any board of directors of any Affiliate.

5.	Annual Incentive Awards.

During the Term, the Executive shall be eligible to receive an annual incentive award (provided the Executive was employed continuously during the applicable fiscal year) pursuant to the Company's Incentive Compensation Plan, as amended (or such other annual incentive plan as may be approved by the Company's shareholders), in effect for the applicable fiscal year ("Bonus Plan"). The Executive shall continue to be eligible for an award pursuant to the Bonus Plan for fiscal year 2004 in accordance with the employment agreement between the Parties dated April 14, 2003. The Executive's annual incentive award for fiscal year 2005 and thereafter shall have a target of 100% of Base Salary ("Target Bonus") with a potential maximum award of up to 185% of Base Salary, in all events based on the Executive's achievement of annual performance and other targets approved by the committee administering the Bonus Plan. The amount and payment of any Annual Bonus shall be determined in accordance with the Bonus Plan. Any Annual Bonus shall be payable when bonuses for the applicable performance period are paid to other senior executives of the Company. As used in this Agreement, "Annual Bonus" shall mean the annual incentive award earned by the Executive pursuant to the Bonus Plan for the applicable completed performance period.

6.	Long-Term Incentive Awards; Supplemental Award.

(a)    During the Term beginning with fiscal year 2005, provided the Executive is employed by the Company, the Executive shall be eligible to participate in the Company's 2003 Stock Incentive Plan, as amended from time to time, or such other long-term incentive plan(s) as may be approved by the Company's shareholders from time to time ("Stock Incentive Plan"), with grants under such plan(s) having an annual grant date target value, in the aggregate, equal to no less than 100% of total cash compensation (Base Salary plus Target Bonus). For this purpose, Base Salary shall be the annualized rate of salary in effect on the date of the award and Target Bonus shall be the Target Bonus for the year in which the award is made. Awards under any Stock Incentive Plan shall be made at such times as awards are generally made to the Company's senior executives. The Board shall have the discretion to decide the form of any equity award (whether it is awarded in restricted stock, stock options, other type of equity or a combination thereof). Any stock option award shall be valued on the basis of Black-Scholes or the valuation formula used by the Company in reporting such compensation in its filings with the Securities and Exchange Commission. Except as otherwise expressly provided herein, all equity grants shall be governed by the applicable Stock Incentive Plan and/or award agreement. The Executive shall be subject to the equity ownership, retention and other requirements applicable to senior executives of the Company.

(b)    During the Term beginning with fiscal year 2005, provided the Executive is employed by the Company, the Executive shall be entitled to an annual award with an aggregate grant date value equal to 30% of the total current cash compensation (Base Salary plus Annual Bonus) ("Supplemental Award"). For this purpose, Base Salary shall be the Base Salary paid to the Executive for the prior fiscal year and Annual Bonus shall be the annual bonus awarded to the Executive by the Board for the prior fiscal year. The Supplemental Award shall not be awarded to the Executive until after the determination by the Board of the Executive's Annual Bonus for the prior fiscal year (but in no event later than 30 days thereafter) and shall be awarded in the form of restricted stock units (payable in shares of the Company's common stock ("Shares")) pursuant to the Stock Incentive Plan ("Career Units"). Any Career Units shall be governed by the applicable Stock Incentive Plan and, if applicable, any award agreement. For purposes of this Section 6(b), each Career Unit shall be (i) equal to one Share and (ii) valued at the closing price of such Share on the date that the Supplemental Award is made. Notwithstanding anything herein to the contrary, the Executive shall have the right to elect to receive up to 50% of any Supplemental Award in the form of a credit to a bookkeeping account maintained by the Company for the Executive's account (the "Notional Account") (and thus not have such amount awarded in the form of Career Units), provided the Executive delivers to the Company before the close of his taxable year preceding the year in which the Supplemental Award is earned a written election stating the percentage of the Supplemental Award (up to 50%) to be credited to the Notional Account. If the Executive makes such an election, at the time the Supplemental Award for the year is made by the Company, the Company will credit the amount the Executive has elected to receive in accordance herewith to the Notional Account, the balance of which account shall periodically be credited (or debited) with the deemed positive (or negative) return based on returns of the investment alternative or alternatives under the Company's 401(k) plan selected in advance (and in accordance with the applicable rules of such plan or investment alternative) by the Executive to apply to such Notional Account, with such deemed returns calculated in the same manner and at the same times as the return on such investment alternative(s). The Company's obligation to pay the amount credited to the Notional Account, including any return thereon provided for in this Section 6(b), and to deliver Shares in respect of the Career Units hereunder shall be an unfunded obligation to be satisfied from the general funds of the Company. Except as otherwise provided in Section 9 below, any Supplemental Award (whether in the form of Career Units or the Notional Account (as adjusted for any returns thereon) ("Adjusted Notional Account")) granted prior to April 14, 2008 shall cliff vest 50% on April 14, 2008 and 50% on the date the Executive reaches age 65 and any Supplemental Award (whether in the form of Career Units or the Adjusted Notional Account) made on or after April 14, 2008 shall cliff vest 100% on the date the Executive reaches age 65, provided that in both cases the Executive is employed by the Company on such vesting date. In its sole discretion and upon the written consent of the Board, previously granted Supplemental Awards that remain unvested after the Executive reaches age 62 may also vest. The vested Career Units and the vested balance in the Adjusted Notional Account, if any, shall not be distributed to the Executive until he ceases to be an employee of the Company and, at such time, shall only be distributed at the earliest time that satisfies the requirements of this Section 6(b). If the Executive's employment is terminated for any reason, any unvested Supplemental Awards (whether in the form of Career Units or the Adjusted Notional Account) shall be forfeited and the vested Supplemental Awards shall be distributed in Shares for any vested Career Units and in a lump-sum cash payment for any vested balance in the Adjusted Notional Account to the Executive immediately following the Executive's "separation from service," as defined by Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the "Code"), with the Company; provided, however, that, except in the case of the Executive's death, if at the time of such separation from service the Executive is a "specified employee," as defined in Section 409A(a)(2)(B)(i) of the Code, such distribution shall not be made until at least six months after the date of such separation from service; provided, further, that if the Executive's employment is terminated due to Disability and such Disability satisfies the requirements of Section 409A(a)(2)(C) of the Code, then such distribution may be made upon termination without regard as to whether Executive was a "specified employee" at such time. The Company shall have the right to modify the provisions of this Section 6(b) or the provisions of Section 9 hereof relating to the payment of the Supplemental Awards, including, but not limited to, the election and distribution provisions thereof (or, if requested by the Executive, shall make such modifications), if, and only to the extent that, such modification shall be required, in the reasonable opinion of the Company's and/or the Executive's counsel, to comply with Section 409A of the Code or any regulations or similar guidance issued by the Treasury or the Internal Revenue Service with respect to Section 409A. Notwithstanding anything to the contrary, the distribution date for the vested Career Units and/or the vested balance in the Adjusted Notional Account shall be delayed to the earliest date that will permit the Company to deduct the amount distributed under Section 162(m) of the Code. The provisions of this Section 6(b) shall survive expiration or termination of the Term.

7.	Employee Benefit Programs.

During the Term, subject to the Company's right to amend, modify or terminate any benefit plan or program, the Executive shall be entitled to participate in all employee savings and welfare benefit plans and programs made available to the Company's senior-level executives on a basis no less favorable than provided to other similarly-situated executives, as such plans or programs may be in effect from time to time, including, without limitation, savings and other retirement plans or programs, medical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection and travel accident insurance. Notwithstanding the foregoing, the Executive's eligibility for and/or participation in any supplemental retirement plan or program, including, but not limited to, any excess benefit plan, shall be at the sole discretion of the Board. During the Term, the Executive shall also be entitled to an annual Company-paid physical medical exam and Company-paid term life insurance with a benefit equal to $2 million, provided the Company can obtain such insurance at commercially reasonable premium levels.

8.	Reimbursement of Business and Other Expenses; Perquisites; Vacations.

(a)    During the Term, the Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for all business and entertainment expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company's policy. The Executive shall be entitled to first class air travel when traveling on Company business. In addition, the Company will reimburse the Executive for his legal and other professional fees incurred in negotiating this Agreement up to a maximum of $36,000.

(b)    The Executive shall be entitled to perquisites provided to other senior-level executives, including a monthly car allowance of up to a maximum of $1,500.

(c)    The Executive shall be entitled to four weeks paid vacation per calendar year.

9.    Termination of Employment.

(a)    Termination Without Cause by the Company or Resignation for Good Reason by the Executive.    In the event that during the Term the Executive's employment is terminated without Cause by the Company (other than upon death or due to Disability) or the Executive resigns for Good Reason (which, for the avoidance of doubt, shall not include a termination described in clause (i) of the last sentence of Section 1(j) above) and Section 9(d) below does not apply, the Executive shall be entitled to:

(i)    payment of Base Salary as salary continuation for the remainder of the applicable Term (without regard to its earlier termination hereunder), but in no event more than 36 months or less than 12 months;

(ii)    a Pro-rata Annual Bonus, payable when bonuses for such fiscal year are paid to other Company executives;

(iii)    payment of the Target Bonus for the remainder of the Term determined by (a) dividing the Target Bonus by 12 and (b) multiplying by the number of whole or partial months remaining in the Term (but in no event more than 36 months or less than 12), payable when bonuses for the applicable fiscal year for which the bonus would have been paid are paid to other Company executives;

(iv)    immediate vesting as of the Date of Termination of 50% of any restricted stock that remains unvested as of the Date of Termination and continued exercisability of any outstanding stock options that have vested as of the Date of Termination for two years following the Date of Termination or the remainder of the option term, if shorter;

(v)    immediate vesting as of the Date of Termination of 50% of any previously granted Career Units which would have vested on the next scheduled vesting date (i.e., either on

April 14, 2008 or when the Executive reaches age 65) if the Executive had remained employed by the Company through such vesting date, with any vested Career Units payable in accordance with Section 6(b) above;

(vi)    if the Date of Termination is prior to April 14, 2008, immediate vesting as of the Date of Termination of 25% of the account balance in the Adjusted Notional Account, and if the Date of Termination is on or after April 14, 2008 but before the Executive's 65th birthday, immediate vesting as of the Date of Termination of a pro-rata portion of the unvested account balance in the Adjusted Notional Account (determined by multiplying the unvested adjusted balance by a fraction, the numerator of which is the number of days the Executive was employed by the Company from April 14, 2008 to the Date of Termination and the denominator of which is 1262), with any vested balance payable in accordance with Section 6(b) above; and

(vii)    continued participation for the Executive and his eligible dependents in the Company's welfare benefit plans in which he and his eligible dependents were participating immediately prior to the Date of Termination until the earlier of (a) the end of the applicable Term (without regard to its earlier termination hereunder), but in no event more than 36 months or less than 12 months, or (b) the date, or dates, the Executive receives equivalent coverage under the plans and programs of a subsequent employer.

(b)    Termination upon Death or due to Disability.MIn the event that during the Term the Executive's employment is terminated upon death or due to Disability, the Executive (or his estate or legal representative, as the case may be) shall be entitled to:

(i)    a Pro-rata Annual Bonus, payable when bonuses for such fiscal year are paid to other Company executives;

(ii)    a Pro-rata Supplemental Award, payable in a lump sum as soon as practicable following the Date of Termination (but in no event later than 60 days following such date);

(iii)    immediate vesting as of the Date of Termination of all outstanding equity awards (other than Career Units), with any vested stock options remaining exercisable for two years following the Date of Termination or the remainder of the option term, if shorter; and

(iv)    immediate vesting as of the Date of Termination of any previously granted Supplemental Award, payable in accordance with Section 6(b) above.

(c)    Termination by the Company for Cause or a Voluntary Resignation by the Executive.    In the event that during the Term the Company terminates the Executive's employment for Cause or the Executive voluntarily resigns, the Executive shall be entitled to any vested Supplemental Award, payable in accordance with Section 6(b) above. Any restricted stock, stock options, Career Units and other equity awards as well as any account balance in the Adjusted Notional Account that remain unvested as of the Date of Termination shall be forfeited. A voluntary resignation by the Executive of his employment shall be effective upon 90 days prior written notice by the Executive to the Company, subject to earlier termination by the Company (without affecting the status of such termination as a voluntary resignation) as provided in Section 1(h)(ii) above, and, provided such notice is given by the Executive, shall not be deemed a breach of this Agreement.

(d)    Termination without Cause by the Company or Resignation for Good Reason by the Executive in Connection with a Change in Control.    In the event that during the Term, (i) the Executive's employment is terminated without Cause by the Company (other than upon death or due to Disability) or the Executive resigns for Good Reason (which, for the avoidance of doubt, shall not include a termination described in clause (i) of the last sentence of Section 1(j) above), in both cases upon or within one year following a Change in Control (provided the Term is still in effect or has expired during this one-year period) or (ii) the Executive's employment is terminated without Cause by the Company within 90 days prior to a Change in Control and such termination is in connection with, or in anticipation of, the Change in Control, the Executive shall be entitled to:

(i)    an amount equal to 3 times the sum of (a) Base Salary plus (b) Target Bonus, payable in a lump sum as soon as practicable following the Date of Termination (but in no event later than 60 days following such date);

(ii)    a Pro-rata Annual Bonus, payable in a lump sum as soon as practicable following the Date of Termination (which shall be no earlier than the end of the applicable performance period and no later than 60 days following the end of such period);

(iii)    an amount equal to 90% of the total cash compensation used to determine the value of the Supplemental Award granted immediately prior to the Date of Termination, payable in a lump sum as soon as practicable following the Date of Termination (but in no event later than 60 days following such date);

(iv)    immediate vesting as of the Date of Termination of all outstanding equity awards (other than Career Units), with vested stock options remaining exercisable for the remainder of their original terms;

(v)    immediate vesting as of the Date of Termination of any previously granted Supplemental Award, payable in accordance with Section 6(b) above; and

(vi)    continued participation for the Executive and his eligible dependents in the Company's welfare benefit plans in which he and his eligible dependents were participating immediately prior to the Date of Termination until the earlier of (a) 36 months following the Date of Termination, or (b) the date, or dates, the Executive receives substantially equivalent coverage under the plans and programs of a subsequent employer.

For purposes of the payment date in clauses (i), (ii) and (iii), and the vesting date in clauses (iv) and (v), of this Section 9(d), the "Date of Termination" shall mean the actual Date of Termination or the date of the Change in Control, whichever is later.

(e)    Termination of the Executive's Employment by the Company Upon the Expiration of the Term.    If the Company provides written notice to the Executive in accordance with Section 2 above that the Term shall not renew and upon such expiration of the Term the Company terminates the Executive's employment under circumstances that during the Term would constitute a termination of employment without Cause, the Executive shall be entitled to the same payments, benefits and entitlements as a Termination without Cause under Section 9(a) hereof.

(f)    Other Entitlements Upon Termination of Employment.    In the event of any termination of the Executive's employment, the Executive (or his estate or legal representative, as the case may be) shall be entitled to:

(i)    Base Salary through the Date of Termination;

(ii)    except for a termination of employment pursuant to Section 9(c) above, payment of any unpaid Annual Bonus for any fiscal year preceding the Date of Termination, payable when bonuses for such fiscal year are paid to other Company executives;

(iii)    any amounts earned or owing to the Executive but not yet paid under Section 8 above; and

(iv)    except as otherwise provided in Section 9(g) below, additional entitlements, if any, in accordance with applicable plans and programs of the Company (provided that in no event shall the Executive be entitled to duplication of any payments or benefits).

(g)    Exclusivity of Benefits; Releases of Claims.    Any payments provided pursuant to Section 9(a), Section 9(d) or Section 9(e) above shall be in lieu of any salary continuation arrangements under any other severance program of the Company. In order to be entitled to the payments, rights and other entitlements in Section 9(a), Section 9(b) (but only in the event of a termination for Disability and, in this event, only as a condition for the Pro-rata Supplemental Award in Section 9(b)(ii) and the vesting of the Supplemental Award in Section 9(b)(iv)), Section 9(d) or Section 9(e) above, the Executive shall be required to execute and deliver a release of claims against the Company in the form of Exhibit A attached hereto and not revoke such release within the applicable revocation period. Upon the execution by the Executive and delivery to the Company of such release of claims (provided the Executive does not revoke such release within the applicable revocation period), the Company agrees to execute a release of claims against the Executive in the form of Exhibit B attached hereto and to deliver such release to the Executive.

(h)    Nature of Payments.    Any amounts due under this Section 9 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.

(i)    No Mitigation; No Offset.    In the event of termination of his employment for any reason, the Executive shall be under no obligation to seek other employment and, except as specifically provided for in this Section 9, there shall be no offset against amounts due to him on account of any remuneration or benefits provided by any subsequent employment he may obtain.

(j)    Resignation.    Notwithstanding any other provision of this Agreement, upon the termination of the Executive's employment for any reason, unless otherwise requested by the Board, he shall immediately resign from the Board, from all boards of directors of any Affiliate of the Company of which he may be a member, and as a trustee of, or fiduciary to, any employee benefit plans of the Company or any Affiliate. The Executive hereby agrees to execute any and all documentation of such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.

10.	Confidentiality; Assignment of Rights; Return of Company Property.

(a)    During the Term and thereafter, other than in the ordinary course of performing his duties for the Company or as required in connection with providing any cooperation to the Company pursuant to Section 13 below, the Executive agrees that he shall not disclose to anyone or make use of any trade secret or proprietary or confidential information of the Company or any Affiliate of the Company, including such trade secret or proprietary or confidential information of any customer or other entity to which the Company owes an obligation not to disclose such information, which he acquires during the course of his employment ("Confidential Information"), including, but not limited to, records kept in the ordinary course of business, except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent or actual jurisdiction to order him to divulge, disclose or make accessible such information. "Confidential Information" shall not include information that (i) was known to the public prior to its disclosure by the Executive; or (ii) becomes known to the public through no wrongful disclosure by or act of the Executive or any representative of the Executive. In the event the Executive is requested by subpoena, court order, investigative demand, search warrant or other legal process to disclose any Confidential Information, the Executive agrees, unless prohibited by law or Securities and Exchange Commission regulation, to give the Company's General Counsel prompt written notice of any request for disclosure in advance of the Executive's making such disclosure and the Executive agrees not to disclose such information unless and until the Company has expressly authorized the Executive to do so in writing or the Company has had a reasonable opportunity to object to such request or to litigate the matter (of which the Company agrees to keep you reasonably informed) and has failed to do so.

(b)    The Executive hereby sells, assigns and transfers to the Company all of his right, title and interest in and to all inventions, discoveries, improvements and copyrightable subject matter (the "Rights") which during the period of his employment are made or conceived by him, alone or with others, and which are within or arise out of any general field of the Company's business or arise out of any work he performs, or information he receives regarding the business of the Company, while employed by the Company. The Executive shall fully disclose to the Company as promptly as available all information known or possessed by him concerning any Rights, and upon request by the

Company and without any further remuneration in any form to him by the Company, but at the expense of the Company, execute all applications for patents and for copyright registration, assignments thereof and other instruments and do all things which the Company may deem necessary to vest and maintain in it the entire right, title and interest in and to all such Rights.

(c)    The Executive agrees that at the time of the termination of employment (whether during or after the expiration of the Term), whether at the instance of the Executive or the Company, and regardless of the reasons therefor, he will promptly deliver to the Company's General Counsel, and not keep or deliver to anyone else, any and all of the following which is in his possession or control: (i) Company property (including, without limitation, credit cards, computers, communication devices, home office equipment and other Company tangible property) and (ii) notes, files, memoranda, papers and, in general, any and all physical matter and computer files containing confidential or proprietary information of the Company or any of its Affiliates, including any and all documents relating to the conduct of the business of the Company or any of its Affiliates and any and all documents containing confidential or proprietary information of the customers of the Company or any of its Affiliates, except for (x) any documents for which the Company's General Counsel has given written consent to removal at the time of termination of the Executive's employment and (y) any information necessary for the Executive to retain for his tax purposes (provided the Executive maintains the confidentiality of such information in accordance with Section 10(a) above).

11.	Non-Competition; Non-Solicitation; Non-Disparagement.

(a)    The Executive acknowledges that in his capacity in management the Executive has had or will have a great deal of exposure and access to the Company's trade secrets and confidential and proprietary information. Therefore, during the Term and thereafter (provided the Executive is employed by the Company) and for 12 months following the Executive's termination of employment (whether during or after the expiration of the Term) to protect the Company's trade secrets and other confidential and proprietary information, the Executive agrees that he shall not, other than in the ordinary course of performing his duties hereunder or as agreed by the Company in writing, engage in a "Competitive Business," directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any relationship or capacity, in any geographic location in which the Company or any of its Affiliates is engaged in business. The Executive shall not be deemed to be in violation of this Section 11(a) by reason of the fact that he owns or acquires, solely as an investment, up to two percent (2%) of the outstanding equity securities (measured by value) of any entity. "Competitive Business" shall mean a business engaged in (x) apparel design and/or apparel wholesaling or (y) retailing in competition with any business that the Company is conducting at the time of the alleged violation.

(b)    The Executive agrees that for a period of 18 months following the Executive's termination of employment (whether during or after the expiration of the Term), he will not, without the prior written consent of the Company, directly or indirectly, hire any employee of the Company or any of its Affiliates, or solicit or encourage any such employee to leave the employ of the Company or its Affiliates, as the case may be.

(c)    The Executive agrees that for a period of 18 months following the Executive's termination of employment (whether during or after the expiration of the Term), he will not, without the prior written consent of the Company, directly or indirectly, solicit or encourage any customer of the Company or any of its Affiliates to reduce or cease its business with the Company or any such Affiliate or otherwise interfere with the relationship of the Company or any Affiliate with its customers.

(d)    The Executive and the Company each agree to refrain from making any statements or comments, whether oral or written, of a defamatory or disparaging nature to third parties regarding each other (and, in the case of the Executive's commitment hereunder, the "Company" shall include an Affiliate of the Company and the Company's officers, directors, personnel and products). The Executive and the Company each understand that either party should be entitled to respond truthfully and accurately to statements about such party made publicly by the Executive or the Company, as the case may be, provided that such response is consistent with the responding party's obligations not to make any statements or comments of a defamatory or disparaging nature as set forth herein.

12.	Injunctive and Other Relief.

The Executive expressly agrees and acknowledges any breach or threatened breach of any obligation under Section 10 or Section 11 above will cause the Company immeasurable and irreparable harm for which there is no adequate remedy at law, and as a result of this the Company shall be entitled to seek the issuance by a court of competent jurisdiction of an injunction, restraining order or other equitable relief in favor of itself, without the necessity of posting a bond, restraining the Executive from committing or continuing to commit any such violation. If the Company defers or withholds payment of any amount otherwise payable under this Agreement on the basis of an asserted violation of any provision of Section 10, Section 11 or Section 13, and it is subsequently finally determined that the Executive did not commit such violation, the Company shall promptly pay all such unpaid amounts to the Executive.

13.	Cooperation.

Following the Executive's termination of employment (whether during or after the expiration of the Term), upon reasonable request by the Company, the Executive shall cooperate with the Company or any of its Affiliates with respect to any legal or investigatory proceeding, including any government or regulatory investigation, or any litigation or other dispute relating to any matter in which he was involved or had knowledge during his employment with the Company, subject to his reasonable personal and business schedules. The Company shall reimburse the Executive for all reasonable out-of-pocket costs, such as travel, hotel and meal expenses and reasonable attorneys' fees, incurred by the Executive in providing any cooperation pursuant to this Section 13, as well as a reasonable per diem amount for the Executive's time (other than for time spent preparing for or providing testimony) which shall be based upon the Executive's Base Salary at the Date of Termination.

14.	Tax Matters.

(a)    If any amount, entitlement, or benefit paid or payable to the Executive or provided for his benefit under this Agreement and under any other agreement, plan or program of the Company (such payments, entitlements and benefits referred to as a "Payment") is subject to the excise tax imposed under Section 4999 of the Code or any similar federal or state law (an "Excise Tax"), then notwithstanding anything contained in this Agreement to the contrary, to the extent that any or all Payments would be subject to the imposition of an Excise Tax, the Payments shall be reduced (but not below zero) if and to the extent that such reduction would result in the Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the imposition of the Excise Tax), than if the Executive received all of the Payments (such reduced amount is hereinafter referred to as the "Limited Payment Amount"). Unless the Executive shall have given prior written notice specifying a different order to the Company to effectuate the limitations described in the preceding sentence, the Company shall reduce or eliminate the Payments, by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as defined below). Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement, including, but not limited to, the other provisions of this Agreement, governing the Executive's rights and entitlements to any compensation, entitlement or benefit.

(b)    All calculations under this Section 14 shall be made by a nationally recognized accounting firm designated by the Company and reasonably acceptable to the Executive (other than the accounting firm that is regularly engaged by any party who has effectuated a Change in Control) (the "Accounting Firm"). The Company shall pay all fees and expenses of such Accounting Firm. The Accounting Firm shall provide its calculations, together with detailed supporting documentation, both to the Company and the Executive within 45 days after the Change in Control or the Date of Termination, whichever is later (or such earlier time as is requested by the Company) and, with respect to the Limited Payment Amount, shall deliver its opinion to the Executive that he is not required to report any Excise Tax on his federal income tax return with respect to the Limited Payment Amount (collectively, the "Determination"). Within 5 days of the Executive's receipt of the Determination, the Executive shall have the right to dispute the Determination (the "Dispute"). The existence of the Dispute shall not in any way affect the right of the Executive to receive the Payments in accordance with the Determination. If there is no Dispute, the Determination by the Accounting Firm shall be final binding and conclusive upon the Company and the Executive (except as provided in subsection (c) below).

(c)    If, after the Payments have been made to the Executive, it is established that the Payments made to, or provided for the benefit of, the Executive exceed the limitations provided in subsection (a) above (an "Excess Payment") or are less than such limitations (an "Underpayment"), as the case may be, then the provisions of this subsection (c) shall apply. If it is established pursuant to a final determination of a court or an Internal Revenue Service (the "IRS") proceeding which has been finally and conclusively resolved, that an Excess Payment has been made, the Executive shall repay the Excess Payment to the Company on demand. In the event that it is determined by (i) the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS, (ii) pursuant to a determination by a court, or (iii) upon the resolution to the satisfaction of the Executive of the Dispute, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to the Executive within 10 days of such determination or resolution together with interest on such amount at the applicable federal short-term rate, as defined under Section 1274(d) of the Code and as in effect on the first date that such amount should have been paid to the Executive under this Agreement, from such date until the date that such Underpayment is made to the Executive.

15.	Representations and Covenants.

(a)    The Executive represents and warrants that he has the free and unfettered right to enter into this Agreement and to perform his obligations under it and that he knows of no agreement between him and any other person, firm or organization, or any law or regulation, that would be violated by the performance of his obligations under this Agreement. The Executive agrees that he will not use or disclose any confidential or proprietary information of any prior employer in the course of performing his duties for the Company or any of its Affiliates.

(b)    The Company represents that (i) the execution of this Agreement and the granting of the benefits and awards hereunder have been authorized by the Company, including, where necessary, by the Board, (ii) the execution, delivery and performance of this Agreement does not violate any law, regulation, order, decree, agreement, plan or corporate governance document of the Company and (iii) upon the execution and delivery of this Agreement by the Parties, it shall be the valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

16.	Assignability; Binding Nature.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. For purposes of this Section 16, a successor to the Company shall be limited to an entity which shall have acquired all or substantially all of the business and/or assets of the Company and shall have assumed (whether by agreement or operation of law) the Company's rights and obligations under this Agreement. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will, operation of law or in accordance with Section 22 below.

17.	Entire Agreement.

This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and, as of the Effective Date, shall supersede all prior agreements,

understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto (including the employment agreement between the Parties dated as of April 14, 2003 but not including any equity awards or related equity agreements which remain outstanding as of the Effective Date).

18.	Amendment or Waiver.

Except as otherwise provided in Section 6(b) above, no provision of this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Party against whom it is being enforced (either the Executive or an authorized officer of the Company, as the case may be).

19.	Severability.

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable by an arbitrator or court of competent jurisdiction for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

20.	Survivorship.

The respective rights and obligations of the Parties hereunder, including, without limitation, Section 6(b), Section 10 (confidentiality; assignment of rights; return of Company property), Section 11 (non-competition; non-solicitation; non-disparagement), Section 12 (injunctive and other relief), Section 13 (cooperation), Section 21 (indemnification and liability insurance) and Section 24 (resolution of disputes), shall survive any expiration of the Term, including expiration thereof upon the Executive's termination of employment for whatever reason, to the extent necessary to the intended preservation of such rights and obligations.

21.	Indemnification and Liability Insurance.

The Company hereby agrees during, and after termination of, his employment to indemnify the Executive and hold him harmless, both during the Term and thereafter, to the fullest extent permitted by law and under the certificate of incorporation and by-laws of the Company against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys' fees), losses, amounts paid in settlement to the extent approved by the Company, and damages resulting from the Executive's good faith performance of his duties as an officer or director of the Company or any Affiliate of the Company. The Company shall reimburse the Executive for expenses incurred by him in connection with any proceeding hereunder upon written request from the Executive for such reimbursement and the submission by the Executive of the appropriate documentation associated with these expenses. Such request shall include an undertaking by the Executive to repay the amount of such advance or reimbursement if it shall ultimately be determined that he is not entitled to be indemnified hereunder against such costs and expenses. The Company shall use commercially reasonable efforts to obtain and maintain directors' and officers' liability insurance covering the Executive to the same extent as the Company covers its other officers and directors.

22.	Beneficiaries/References.

The Executive shall be entitled, to the extent permitted under applicable plans, agreements or law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death by giving the Company written notice thereof. In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

23.	Governing Law.

This Agreement shall be governed by and construed and interpretedin accordance with the laws of New York without reference to principles of conflicts of law, provided, however, that Federal law shall apply to the interpretation or enforcement of Section 24 below.

24.	Resolution of Disputes.

Except as otherwise provided in Section 12 above, any controversy, dispute or claim arising under or relating to this Agreement, the Executive's employment with the Company or any Affiliate or the termination thereof shall, at the election of the Executive or the Company (unless otherwise provided in an applicable Company plan, program or agreement), be resolved by confidential, binding and final arbitration, to be held in the borough of Manhattan in New York City in accordance with the rules and procedures of the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof and shall be binding upon the Parties. The Executive consents to the personal jurisdiction of the Courts of the State of New York (including the United States District Court for the Southern District of New York) in any proceedings for equitable relief. The Executive further agrees not to interpose any objection for improper venue in any such proceeding. Each Party shall be responsible for its own costs and expenses, including attorneys' fees, and neither Party shall be liable for punitive or exemplary damages, provided that if the Executive substantially prevails with respect to all claims that are the subject matter of the dispute, his costs, including reasonable attorneys' fees, shall be borne by the Company.

25.	Notices.

Any notice given to a Party shall be in writing and shall be deemed to have been given (i) when delivered personally (provided that a written acknowledgement of receipt is obtained), (ii) three days after being sent by certified or registered mail, postage prepaid, return receipt requested or (iii) two days after being sent by overnight courier (provided that a written acknowledgement of receipt is obtained by the overnight courier), with any such notice duly addressed to the Party concerned at the address indicated below or to such other address as such Party may subsequently designate by written notice in accordance with this Section 25:

If to the Company:	The Warnaco Group, Inc. 501 Seventh Avenue New York, New York 10018 Attention: General Counsel

If to the Executive:	Joseph R. Gromek 1088 Park Avenue New York, New York 10128

26.	Withholdings.

The Company may withhold from any amounts payable under this Agreement such Federal, state, local or other taxes as shall be required to be withheld pursuant to any applicable law or regulation.

27.	Headings.

The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

28.	Counterparts.

This Agreement may be executed in two or more counterparts.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

THE WARNACO GROUP, INC.

By: /s/ Jay A. Galluzzo Name: Jay A. Galluzzo Title: Vice President, General Counsel and Secretary
THE EXECUTIVE
/s/ Joseph R. Gromek Joseph R. Gromek

Exhibit A

AGREEMENT AND RELEASE OF CLAIMS

THIS AGREEMENT AND RELEASE is executed by JOSEPH R. GROMEK (the "Executive") as of the date of this Agreement and Release.

WHEREAS, the Executive and The Warnaco Group, Inc. (the "Company") entered into an employment agreement dated December 22, 2004 (the "Employment Agreement");

WHEREAS, the Executive has certain entitlements pursuant to the Employment Agreement subject to the Executive's executing this Agreement and Release.

NOW, THEREFORE, in consideration of the payments set forth in Section 9 of the Employment Agreement and other good and valuable consideration, the Executive agrees as follows:

The Executive, on behalf of himself and his dependents, heirs, administrators, agents, executors, successors and assigns (the "Executive Releasors"), hereby releases and forever discharges the Company and its affiliated companies and their past and present parents, subsidiaries, successors and assigns and all of the aforesaid companies' past and present officers, directors, employees, trustees, shareholders, representatives and agents (the "Company Releasees"), from any and all claims, demands, obligations, liabilities and causes of action of any kind or description whatsoever, in law, equity or otherwise, whether known or unknown, that any Executive Releasor had, may have had or now has against the Company or any other Company Releasee as of the date of execution of this Agreement and Release arising out of or relating to the Executive's employment relationship, or the termination of that relationship, with the Company (or any affiliate), including, but not limited to, any claim, demand, obligation, liability or cause of action arising under any Federal, state, or local employment law or ordinance (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act of 1991, the Workers Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act (other than any claim for vested benefits), the Family and Medical Leave Act, and the Age Discrimination in Employment Act, as amended by the Older Workers' Benefit Protection Act), tort, contract, or alleged violation of any other legal obligation (collectively "Released Executive Claims"). Anything to the contrary notwithstanding in this Agreement and Release or the Employment Agreement, nothing herein shall release any Company Releasee from any claims or damages based on (i) any right the Executive may have to enforce this Agreement and Release or any right provided pursuant to Section 20 of the Employment Agreement, or (ii) any right or claim that arises after the date of this Agreement and Release.

The Executive acknowledges that he has been provided a period of at least 21 calendar days in which to consider and execute this Agreement and Release. The Executive further acknowledges and understands that he has seven calendar days from the date on which he executes this Agreement and Release to revoke his acceptance by delivering to the Company written notification of his intention to revoke this Agreement and Release. This Agreement and Release becomes effective when signed unless revoked in writing and in accordance with this seven-day provision. To the extent that the Executive has not otherwise done so, the Executive is advised to consult with an attorney prior to executing this Agreement and Release.

This Agreement and Release shall be governed by and construed and interpreted in accordance with the laws of New York without reference to principles of conflicts of law.

IN WITNESS WHEREOF, the Executive has executed this Agreement and Release as of the date of this Agreement and Release.

Joseph R. Gromek

Date:

Exhibit B

AGREEMENT AND RELEASE OF CLAIMS

THIS AGREEMENT AND RELEASE is executed by THE WARNACO GROUP, INC. (the "Company") as of the date of this Agreement and Release.

WHEREAS, the Company and Joseph R. Gromek (the "Executive") entered into an employment agreement dated December 22, 2004 (the "Employment Agreement");

WHEREAS, the Executive has certain entitlements pursuant to the Employment Agreement subject to the Executive's executing a release of claims against the Company in the form of Exhibit A to the Employment Agreement ("Executive Release");

WHEREAS, the Executive has executed and delivered the Executive Release to the Company and has not revoked such release within the applicable revocation period;

NOW, THEREFORE, in consideration of the mutual promises contained in the Employment Agreement and other good and valuable consideration, the Company agrees as follows:

The Company, on behalf of itself and its affiliated companies and their past and present parents, subsidiaries, officers, directors and successors and assigns but excluding the Executive (the "Company Releasors"), hereby releases and forever discharges the Executive from any and all claims, demands, obligations, liabilities and causes of action of any kind or description whatsoever, in law, equity or otherwise, that any Company Releasor has, may have had or now has against the Executive as of the date of execution of this Agreement and Release arising out of or relating to the Executive's employment relationship, or the termination of that relationship, with the Company (or any affiliate), including, but not limited to, any claim, demand, obligation, liability or cause of action arising under any Federal, state, or local statute, regulation, ordinance or order or any claim based on tort or contract law, other than any claim, demand, obligation, liability or cause of action that is based on any fraudulent act or on facts unknown to the Company or any Company Releasor on or prior to the date of this Agreement and Release. Anything to the contrary notwithstanding in this Agreement and Release or the Employment Agreement, nothing herein shall release the Executive or any other person released herein from any claims or damages based on (i) any right the Company or any of its affiliates may have to enforce this Agreement and Release or any right as provided pursuant to Section 20 of the Employment Agreement or (ii) any right or claim that arises after the date of this Agreement and Release.

This Agreement and Release shall be governed by and construed and interpreted in accordance with the laws of New York without reference to principles of conflicts of law.

IN WITNESS WHEREOF, the Company has executed this Agreement and Release as of the date of this Agreement and Release.

THE WARNACO GROUP, INC.

By:

Name:

Title:

Date: